Exhibit 99.1

Georgia Gulf Board of Directors Reinstates Quarterly Dividend

ATLANTA — May 21, 2012 — The Board of Directors of Georgia Gulf Corporation (NYSE: GGC) today declared a quarterly dividend of 8 cents per share, the company’s first since 2008.

“The reinstatement of a regular dividend of 32 cents per share on an annualized basis is a significant milestone for Georgia Gulf. The ability to again reward our shareholders with a cash dividend demonstrates the success management and employees have had in rebuilding a strong financial foundation for the company and is an expression of our confidence in the future of the company,” said Mark Noetzel, chairman of the board.

“We are proud of the work we have done at Georgia Gulf to significantly decrease our debt and cash interest costs during the past three years, while increasing our operating income and generating substantial free cash flow. Our financial position allows us to restore the cash dividend per share to the same level paid before it was suspended in 2008,” said Paul Carrico, president and chief executive officer.

“Our integrated chemicals and building products businesses provide a solid platform for North American sales, and our strategic shift during the past few years to expand our global capabilities has diversified our opportunities in the market,” Carrico said. “We remain focused on executing our strategy and are confident that we have the financial flexibility to pursue these opportunities while continuing to create significant value for our stockholders.”

The dividend is payable July 10, 2012, to shareholders of record on June 28, 2012.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements relate to, among other things, our expectations of future results.   Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices and demand for our products,  industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent quarterly reports on Form 10-Q.

Contacts:
Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

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